SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2005

Timberland Bancorp, Inc.
(Exact name of registrant as specified in its charter)

          Washington                                      0-23333                               91-1863696
    State or other jurisdiction                     Commission                          (I.R.S. Employer
    Of incorporation                                  File Number                          Identification No.)

     624 Simpson Avenue, Hoquiam, Washington                                             98550
     (Address of principal executive offices)                                                    (Zip Code)

Registrant's telephone number (including area code) (360) 533-4747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

        On April 26, 2005, Timberland Bancorp, Inc. issued its earnings release for the quarter ended March 31, 2005. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

             (c)        Exhibits

            99.1      Press Release of Timberland Bancorp, Inc. dated April 26, 2005

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                          TIMBERLAND BANCORP,INC.

DATE: April 28, 2005                                         By: /s/ Dean J. Brydon
                                                                                  Dean J. Brydon
                                                                                  Chief Financial Officer

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Exhibit 99.1

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PRESS RELEASE: FOR IMMEDIATE PUBLICATION For further information contact: Michael R. Sand, President & CEO Dean J. Brydon, CFO At (360) 533-4747

Timberland Bancorp, Inc. Announces Increased Second Quarter Earnings

* Earnings Per Share Increases by 11% * Quarterly Cash Dividend of $0.15 Per Share Declared * Loan Portfolio Increases by $17.1 Million During Quarter

HOQUIAM, Wash. - April 26, 2005 - Timberland Bancorp, Inc. (Nasdaq: TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.45 million, or $0.40 per diluted share, for the quarter ended March 31, 2005. This compares to net income of $1.42 million, or $0.36 per diluted share that the Company earned for the quarter ended March 31, 2004. The increased earnings per share was primarily a result of increased net interest income, increased non-interest income and a reduction in the number of weighted average shares outstanding.

The Company also announced that it has declared a quarterly cash dividend of $0.15 per share of common stock for shareholders of record May 10, 2005, payable on May 24, 2005. This will be the 29th consecutive quarter that Timberland has paid a cash dividend.

"Loan demand in our primary market areas has been strong. This has facilitated the investment of deposit proceeds obtained in the October 2004 acquisition of seven branch offices into mortgage and consumer loans. Loan originations of $110.4 million for the first six months of our fiscal year are $23.7 million above the same period in the prior fiscal year. Net loans outstanding increased $17.1 million for the most recent quarter after an increase of $16.0 million in the prior quarter. The process of integrating and consolidating the acquired branch offices into Timberland's branch system is complete and we are pleased with the opportunities for growth in the new locations," stated Timberland's President, Michael Sand.

During the quarter Timberland's twelfth stock repurchase plan was completed and an additional five percent repurchase plan was announced on April 7, 2005. "We continue to believe our investment in Timberland shares continues to be a beneficial use of our excess capital," stated Sand.

The Company expects to incur additional expenses associated with Sarbanes-Oxley requirements. We are projecting additional costs of approximately $75,000 for the balance of the fiscal year in addition to the costs associated with hiring an additional employee to assist with the implementation and testing requirements.

Disclaimer
 This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes,

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competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

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TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
For the three and six months ended March 31, 2005 and 2004
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Interest and Dividend Income
Loans receivable	$6,690	$6,193	$13,298	$12,476
Securities available for sale and held to maturity	520	239	910	483
Dividends from investments	251	250	517	519
Interest bearing deposits in banks	65	36	205	81
Total interest and dividend income	7,526	6,718	14,930	13,559
Interest Expense
Deposits	1,257	1,082	2,437	2,210
FHLB advances and other borrowings	747	810	1,501	1,661
Total interest expense	2,004	1,892	3,938	3,871
Net interest income	5,522	4,826	10,992	9,688
Provision for Loan Losses	20	30	20	80
Net interest income after provision for loan losses	5,502	4,796	10,972	9,608
Non-Interest Income
Service charges on deposits	642	450	1,339	899
Gain on sale of loans, net	84	256	432	426
Loss on sale of securities	--	(6)	--	(6)
BOLI net earnings	110	112	209	227
Servicing income (expense) on loans sold	(47)	14	(109)	(4)
ATM transaction fees	213	147	410	296
Other	242	144	400	290
Total non-interest income	1,244	1,117	2,681	2,128
Non-interest Expense
Salaries and employee benefits	2,548	2,234	5,198	4,406
Premises and equipment	566	465	1,077	927
Advertising	212	201	377	352
Real estate owned expense (income)	(3)	(90)	(30)	(74)
ATM expenses	103	91	216	192
Postage and courier	143	94	301	186
Amortization of core deposit intangible	94	--	179	--
Other	1,008	848	2,113	1,680
Total non-interest expense	4,671	3,843	9,431	7,669
Income before federal income taxes	2,075	2,070	4,222	4,067
Federal Income Taxes	624	647	1,277	1,258
Net Income	$ 1,451	$ 1,423	$ 2,945	$ 2,809
Earnings Per Common Share:
Basic	$0.42	$0.38	$0.84	$0.74
Diluted	$0.40	$0.36	$0.80	$0.71
Weighted average shares outstanding:
Basic	3,488,385	3,702,491	3,522,062	3,774,929
Diluted	3,644,604	3,901,469	3,681,282	3,975,302

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TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2005 and September 30, 2004
(Dollars in thousands)
(unaudited)

	March 31, 2005	September 30, 2004
ASSETS
Cash and due from financial institutions	$ 16,731	$ 15,268
Interest bearing deposits in banks	1,006	3,385
Federal funds sold	210	1,180
Investment securities - held to maturity	147	174
Investment securities - available for sale	92,980	59,889
Federal Home Loan Bank stock	5,705	5,682
Loans receivable	381,696	347,975
Loans held for sale	--	610
Less: Allowance for loan losses	(4,007)	(3,991)
Total loans	377,689	344,594

Accrued interest receivable	2,196	1,828
Premises and equipment	15,878	13,913
Real estate owned and other repossessed items	346	421
Bank owned life insurance ("BOLI")	11,237	11,028
Goodwill	5,645	--
Core deposit intangible	2,022	--
Other assets	3,081	3,057
TOTAL ASSETS	$ 534,873	$ 460,419

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits	$ 399,942	$ 319,570
Federal Home Loan Bank advances	59,447	65,421
Other borrowings: repurchase agreements	1,472	--
Other liabilities and accrued expenses	2,320	2,611
TOTAL LIABILITIES	463,181	387,602

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000 shares authorized; March 31, 2005 - 3,759,119 shares issued and outstanding September 30, 2004 - 3,882,070 shares issued and outstanding	38	39
Additional paid in capital	21,954	24,867
Unearned shares - Employee Stock Ownership Plan	(4,098)	(4,362)
Unearned shares - Management Recognition & Development Plan	(215)	(537)
Retained earnings	54,762	52,967
Accumulated other comprehensive loss	(749)	(157)
TOTAL SHAREHOLDERS' EQUITY	71,692	72,817
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 534,873	$ 460,419

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TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
 KEY FINANCIAL RATIOS AND DATA
(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
PERFORMANCE RATIOS:
Return on average assets (1)	1.10%	1.25%	1.12%	1.24%
Return on average equity (1)	7.95%	7.51%	8.06%	7.31%
Net interest margin (1)	4.62%	4.62%	4.64%	4.63%
Efficiency ratio	69.04%	64.66%	68.98%	64.90%

	March 31, 2005	September 30, 2004
ASSET QUALITY RATIOS:
Non-performing loans	$ 3,059	$ 1,442
REO & other repossessed assets	346	421
Total non-performing assets	3,405	1,863
Non-performing assets to total assets	0.64%	0.40%
Allowance for loan losses to non-performing loans	130.99%	276.77%

Book Value Per Share (2)	$ 19.07	$ 18.76
Book Value Per Share (3)	$ 20.57	$ 20.28
Tangible Book Value Per Share (2) (4)	$ 17.03	$ 18.76
Tangible Book Value Per Share (3) (4)	$ 18.37	$ 20.28
______________________
(1) Annualized
(2) Calculation includes ESOP shares not committed to be released
(3) Calculation excludes ESOP shares not committed to be released
(4) Calculation subtracts goodwill and core deposit intangible from the equity component

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
AVERAGE BALANCE SHEET:
Average Total Loans	$ 371,509	$ 338,694	$ 365,021	$ 337,642
Average Total Interest Earning Assets	477,946	418,012	473,730	418,232
Average Total Assets	527,453	455,272	525,958	454,268
Average Total Interest Bearing Deposits	357,825	286,792	352,740	285,218
Average FHLB Advances & Other Borrowings	54,597	57,786	55,010	58,917
Average Shareholders' Equity	72,962	75,755	73,049	75,877

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Comparison of Financial Condition at March 31, 2005 and September 30, 2004

Total Assets: Total assets increased $74.45 million to $534.87 million at March 31, 2005 from $460.42 million at September 30, 2004 primarily due to a $33.10 million increase in net loans receivable, a $33.06 million increase in investment securities, a $7.67 million increase in goodwill and core deposit intangible, and a $1.97 million increase in premises and equipment. This growth was primarily funded by the net cash received in connection with the acquisition of seven branch offices and related deposits in October 2004.

Investments: Investment securities increased by $33.06 million to $93.12 million at March 31, 2005 from $60.06 million at September 30, 2004, as a portion of the funds received in connection with the acquisition of deposits was placed into investment securities.

Loans: Net loans receivable increased by $33.10 million to $377.69 million at March 31, 2005 from $344.59 million at September 30, 2004. The increase in the portfolio was primarily a result of a $16.76 million increase in commercial real estate loans, a $4.78 million increase in one-to-four family mortgage loans, a $5.27 million increase in construction loans (net of undisbursed portion), a $3.66 million increase in consumer loans, a $1.89 million increase in land loans, and a $746,000 increase in commercial business loans. These increases were partially offset by a $610,000 decrease in loans held for sale and a $601,000 decrease in multi-family loans.

Loan originations totaled $48.94 million and $110.38 million for the three and six months ended March 31, 2005 compared to $32.40 million and $86.72 million for the same periods a year earlier. The Bank sold loans totaling $4.63 million and $9.45 million ($7.96 million in fixed rate one-to-four family mortgage loans and $1.52 million in credit card loans) during the three and six months ended March 31, 2005, compared to $12.62 million and $22.87 million in fixed rate one-to-four family mortgage loans sold for the same periods a year earlier.

Deposits: Deposits increased by $80.37 million to $399.94 million at March 31, 2005 from $319.57 million at September 30, 2004, primarily due to the acquisition of $86.30 million in deposits in October 2004. The $80.37 million deposit increase is comprised of a $33.55 million increase in certificate of deposit accounts, an $18.67 million increase in N.O.W. checking accounts, a $14.38 million increase in savings accounts, a $7.05 million increase in money market accounts, and a $6.72 million increase in non-interest bearing accounts.

Shareholders' Equity: Total shareholders' equity decreased by $1.13 million to $71.69 million at March 31, 2005 from $72.82 million at September 30, 2004, primarily due to the repurchase of 146,584 shares of the Company's stock for $3.42 million, the payment of $1.15 million in dividends to shareholders, and a $592,000 increase in accumulated other comprehensive loss. Partially offsetting these decreases to equity, were net income of $2.95 million and a $506,000 increase to additional paid in capital from the exercise of stock options and the vesting of shares associated with the Bank's benefit plans. Also increasing shareholders' equity were decreases of $322,000 and $264,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plan, respectively.

On March 15, 2005 the Company announced that it had completed its 12th stock repurchase program and repurchased 360,670 shares, at an average price of $23.04 per share. Cumulatively the Company has now repurchased 3,339,271 (50.5%) of the 6,612,500 shares that were issued when the Company went public in January 1998 at an average price of $15.32 per share.

On April 7, 2005, the Company announced a plan to repurchase up to 5% of the Company's outstanding shares, or 187,955 shares. This is the Company's 13th stock repurchase plan. Share repurchases are scheduled to commence on April 28, 2005, subject to market conditions.

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Comparison of Operating Results for the Three and Six Months Ended March 31, 2005 and 2004

Net Income: Net income for the quarter ended March 31, 2005 increased to $1.45 million, or $0.40 per diluted share ($0.42 per basic share) from $1.42 million, or $0.36 per diluted share ($0.38 per basic share) for the quarter ended March 31, 2004. The $.04 increase in diluted earnings per share for the quarter ended March 31, 2005 was primarily a result of a $706,000 ($466,000 net of income tax - $0.13 per diluted share) increase in net interest income after provision for loan losses, a $127,000 ($84,000 net of income tax - $0.02 per diluted share) increase in non-interest income, and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.03. These items were partially offset by an $828,000 ($546,000 net of income tax - $0.14 per diluted share) increase in non-interest expense.

Net income for the six months ended March 31, 2005 increased to $2.95 million, or $0.80 per diluted share ($0.84 per basic share) from $2.81 million, or $0.71 per diluted share ($0.74 per basic share) for the six months ended March 31, 2004. The $.09 increase in diluted earnings per share for the six months ended March 31, 2005 was primarily the result of a $1.36 million ($900,000 net of income tax - $0.23 per diluted share) increase in net interest income after provision for loan losses, a $553,000 ($365,000 net of income tax - $0.09 per diluted share) increase in non-interest income, and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.06. These items were partially offset by a $1.76 million ($1.16 million net of income tax - $0.29 per diluted share) increase in non-interest expense.

Net Interest Income: Net interest income increased $696,000 to $5.52 million for the quarter ended March 31, 2005 from $4.83 million for the quarter ended March 31, 2004, primarily due to increased interest income from a larger interest earning asset base. Total interest income increased $808,000 to $7.53 million for the quarter ended March 31, 2005 from $6.72 million for the quarter ended March 31, 2004 as average total interest earning assets increased by $59.93 million. The increased interest earning asset balances were a result of investing the funds received in connection with the acquisition of deposits. Partially offsetting the increased interest earning balances, was a reduction in the yield on assets. The yield on earning assets was 6.30% for the quarter ended March 31, 2005 compared to 6.43% for the quarter ended March 31, 2004. Total interest expense increased by $112,000 to $2.00 million for the quarter ended March 31, 2005 from $1.89 million for the quarter ended March 31, 2004 as average interest bearing liabilities increased $67.84 million. Partially offsetting the increased interest bearing liability levels was a decrease in the average rate paid for these funding sources to 1.94% for the quarter ended March 31, 2005 from 2.20% for the quarter ended March 31, 2004. The net interest margin remained level at 4.62% for the quarters ended March 31, 2005 and 2004.

Net interest income increased $1.30 million to $10.99 million for the six months ended March 31, 2005 from $9.69 million for the six months ended March 31, 2004, primarily due to increased interest income from a larger interest earning asset base. Total interest income increased $1.37 million to $14.93 million for the six months ended March 31, 2005 from $13.56 million for the six months ended March 31, 2004 as average total interest earning assets increased by $55.50 million. The increased interest earning asset balances were a result of investing the funds received in connection with the acquisition of deposits. Partially offsetting the increased interest earning balances, was a reduction in the yield on assets. The yield on earning assets was 6.30% for the six months ended March 31, 2005 compared to 6.48% for the six months ended March 31, 2004. Total interest expense increased by $67,000 to $3.94 million for the six months ended March 31, 2005 from $3.87 million for the six months ended March 31, 2004 as average interest bearing liabilities increased $63.62 million. Partially offsetting the increased interest bearing liability levels was a decrease in the average rate paid for these funding sources to 1.93% for the six months ended March 31, 2005 from 2.25% for the six months ended March 31, 2004. As a result of these changes the net interest margin increased to 4.64% for the six months ended March 31, 2005 from 4.63% for the six months ended March 31, 2004.

Provision for Loan Losses: The provision for loan losses decreased to $20,000 for the quarter ended March 31, 2005 from $30,000 for the quarter ended March 31, 2004. The provision for the six months ended March 31, 2005 decreased to $20,000 from $80,000 for the six months ended March 31, 2004. The sale of the Bank's credit card portfolio in December 2004 reduced the amount of the provision for the six months ended March 31, 2005 according to the Bank's comprehensive analysis. Management deemed the allowance for loan losses of $4.01 million at March 31, 2005 (1.05% of loans receivable and 130.99% of non-performing loans) adequate to provide for probable losses based on an evaluation

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of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.93 million (1.16% of loans receivable and 99.2% of non-performing loans) at March 31, 2004. The Company had a net charge-off of $7,000 for the current quarter compared to a net charge-off of $29,000 in the same quarter of 2004. For the six months ended March 31, 2005 and 2004, net charge-offs were $4,000 and $44,000, respectively.

The Company's non-performing assets to total assets ratio decreased to 0.64% at March 31, 2005 from 1.00% at March 31, 2004. The non-performing loan total of $3.06 million at March 31, 2005 consisted of $2.20 million in commercial real estate loans, $405,000 in one-to-four family loans, $348,000 in commercial business loans, and $109,000 in land loans.

Non-interest Income: Total non-interest income increased $127,000 to $1.24 million for the quarter ended March 31, 2005 from $1.12 million for the quarter ended March 31, 2004, primarily due to $192,000 increase in service charges on deposits, a $69,000 distribution from one of the Bank's ATM network associations, and a $66,000 increase in ATM transaction fees. The increased service charges on deposits and the increased ATM transaction fees were primarily a result of the increased transaction account base acquired through the branch acquisition. The ATM network association distribution of $69,000 was cash consideration paid to network association members in connection with the association's recent merger. These increases were partially offset by a $233,000 decrease in income from loan sales (gain on sale of loans and servicing income (expense) on loans sold) as fewer loans were sold. The Bank sold $4.63 million in fixed rate one-to-four family mortgages during the quarter ended March 31, 2005 compared to $12.62 million for the same period a year ago.

Total non-interest income increased by $553,000 to $2.68 million for the six months ended March 31, 2005 from $2.13 million for the six months ended March 31, 2004, primarily due to a $440,000 increase in service charges on deposits, a $114,000 increase in ATM transaction fees, and a $69,000 distribution from one of the Bank's ATM network associations as discussed above. These increases were partially offset by a $99,000 net decrease in income from loan sales (gain on sale of loans and servicing income (expense) on loans sold.)

Non-interest Expense: Total non-interest expense increased by $828,000 to $4.67 million for the quarter ended March 31, 2005 from $3.84 million for the quarter ended March 31, 2004, as the Bank operated with a larger branch network due to the acquisition of seven branch offices and the associated employees in October 2004. The increase was primarily a result of a $314,000 increase in salaries and employee benefits, a $101,000 increase in premises and equipment expenses, a $94,000 core deposit intangible amortization expense, and a $49,000 increase in postage and courier expense. Also impacting the quarterly comparison was an $87,000 reduction in gains from the sale of real estate owned properties. The Bank had income of $90,000 associated with the disposition of real estate owned properties during the quarter ended March 31, 2004. The increased employee expenses were primarily due to the larger employee base resulting from the branch acquisition, annual salary adjustments, and increased medical insurance costs.

Total non-interest expense increased by $1.76 million to $9.43 million for the six months ended March 31, 2005 from $7.67 million for the six months ended March 31, 2004. The increase was primarily a result of a $792,000 increase in salaries and employee benefits, $183,000 in expenses associated with the branch acquisition, a $179,000 core deposit intangible amortization expense, a $150,000 increase in premises and equipment expenses, a $115,000 increase in postage and courier expense, and a $46,000 increase in professional and consulting fees.

The Company's efficiency ratio increased to 69.04% and 68.98% for the three and six months ended March 31, 2005 from 64.66% and 64.90% for the three and six months ended March 31, 2004. Directly impacting the current period's higher ratios was the acquisition of seven branches as discussed above.

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TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
 LOANS RECEIVABLE BREAKDOWN
(Dollars in thousands)

The following table sets forth the composition of the Company's loan portfolio by type of loan.

	At March 31, 2005		At September 30, 2004
	Amount	Percent	Amount	Percent
Mortgage Loans:
One-to-four family (1)	$105,220	24.74%	$99,835	25.25%
Multi family	16,559	3.89	17,160	4.34
Commercial	125,035	29.40	108,276	27.39
Construction and land development	108,387	25.49	106,241	26.88
Land	21,788	5.12	19,895	5.03
Total mortgage loans	376,989	88.64	351,407	88.89
Consumer Loans:
Home equity and second mortgage	27,676	6.51	23,549	5.96
Other	8,800	2.07	9,270	2.34
	36,476	8.58	32,819	8.30
Commercial business loans	11,844	2.78	11,098	2.81
Total loans	425,309	100.00%	395,324	100.00%
Less:
Undisbursed portion of construction loans in process	(40,440)		(43,563)
Unearned income	(3,173)		(3,176)
Allowance for loan losses	(4,007)		(3,991)
Total loans receivable, net	$377,689		$344,594

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(1) Includes loans held-for-sale.

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TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
 DEPOSIT BREAKDOWN
(Dollars in thousands)

The following table sets forth the balances of deposits in the various types of accounts offered by the Bank.

	March 31, 2005	September 30, 2004
Non-interest bearing	$ 43,871	$ 37,150
N.O.W checking	95,914	77,242
Savings	62,578	48,200
Money market accounts	48,702	41,652
Certificates of deposit under $100,000	115,166	93,750
Certificates of deposit $100,000 and over	33,711	21,576
Total deposits	$ 399,942	$ 319,570

Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Panorama City, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President & CEO or Dean Brydon, CFO 360/533-4747

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